Exhibit 4.10

COMMTOUCH SOFTWARE LTD.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered on this 1st day of June 2004 (“Effective Date”) between COMMTOUCH SOFTWARE LTD., a corporation organized under the laws of the State of Israel and Commtouch Inc., a corporation organized under the laws of the State of California ( together referred to herein as “Company”), and IAN BONNER (referred to herein as “Consultant”) for the purpose of setting forth the terms and conditions by which the Company will acquire Consultant’s services.

1.	Engagement of Services.

(a)        Consultant will, to the best of his ability, perform such services as the Company may request from time to time (the “Services”), including, without limitation seeking (i) business development activities and (ii) identifying and evaluating potential Prospects (A) to acquire the Company through a Change of Control (as defined below) or (B) for the Company to acquire other companies, businesses, technologies, or any interest therein (each of (A) and (B) shall be referred to herein as a “Transaction” and, collectively, the “Transactions”). Consultant agrees to regularly update the Company regarding contacts with Prospects or representatives thereof during the term of this Agreement and to maintain a list to be approved by the Company of any Acquiror Prospects (the “List”). For purposes of this Agreement, "Acquiror Prospects" shall mean any prospective acquiror of the Company, which during the term of this Agreement, contacts or is contacted by Consultant and with which the Company has held direct discussions concerning a potential Transaction.

“Change of Control” means (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, the same or greater stock voting power); or (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, the same or greater stock voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock or other securities in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

(b)        Consultant shall perform the actions necessary to complete such Services in a timely and professional manner consistent with industry standards, and at a location, place and time which the Consultant deems appropriate. You will work closely with the Company’s CEO and President, providing weekly reports to them. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without the Company’s prior written consent. If Consultant is not a natural person, then before any Consultant employee or consultant performs Services in connection with this Agreement, the employee or consultant and Consultant must have entered into a written agreement expressly for the benefit of Company and containing provisions substantially equivalent to the provisions in this Agreement.

2.          Compensation. In consideration for the Services performed under this Agreement, the Company will compensate Consultant as follows:

(a)        Monthly Fee. During the term of this Agreement and for so long as Consultant performs the Services, the Company shall pay Consultant (US)$14,000 per month beginning on the Effective Date, against delivery to the Company of an appropriate invoice.

(b) Success Fee. Should Consultant succeed in locating an Acquiror Prospect that acquires the Company during the term of this Agreement or, so long as this Agreement is not terminated due to breach, within three (3) months following the end of the term, at a minimum valuation of $60 million (excluding any fees payable to third parties or to Consultant under this Agreement), upon the closing of the aforementioned Transaction, the Company shall pay Consultant a one time success fee (the “Success Fee”) as follows:

The amount of the Success Fee shall be computed by multiplying 2% of the outstanding number of shares of the Company on June 29, 2004 by the Company’s Ordinary Share price determined in accordance with the Company’s valuation under the acquisition Transaction. The Success Fee shall be paid in cash or other consideration payable by the Acquiror Prospect in connection with the Transaction. In the event that the consideration paid in connection with the Transaction is in the form of cash and other consideration, the compensation Consultant shall receive hereunder shall be proportionately adjusted such that Consultant receives an appropriate proportion of both cash and such other consideration.

(c) Expense Reimbursement. The Company shall reimburse Consultant for all reasonable and documented out-of-pocket expenses incurred by Consultant in performing the Services; provided, however, that Consultant shall obtain the written approval of the Company before Consultant incurs expenses in excess of $500. Consultant agrees to maintain adequate books and records relating to any expenses to be reimbursed and agrees to submit requests for reimbursement in a timely manner and in a form acceptable to the Company.

3. Approval of Transaction. The Company reserves the right to accept or reject an Acquiror Prospect and/or a proposed Transaction.

4. Independent Contractor Relationship. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. Because Consultant is an independent contractor, Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest incurred by Company as a result of Consultant's failure to file or pay any such taxes or payments.

5.	Proprietary Information.

(a) Proprietary Information. Consultant agrees during the term of this Agreement and thereafter that he will take all steps reasonably necessary to hold Company's Proprietary Information (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining the express written consent of the Company. By way of illustration but not limitation "Proprietary Information" includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and nonpublic financial statements, licenses, prices and costs, partners, suppliers and customers; and (c) information regarding the skills and compensation of other employees or other independent contractors or consultants of Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if: (a) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (b) it has been rightfully received by Consultant from a third party without any confidentiality limitations; or (c) it was known by the Consultant, as evidenced by his records, prior to its disclosure by the Company.

(b) Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone or to use, except in connection with Consultant's work for the Company, Third Party Information unless expressly authorized in writing by the Company.

(c)               No Conflict of Interest. Consultant agrees that he will not, at any time during the term of this Agreement and for a period of six (6) months thereafter, without the prior written consent of the Company, engage in any business or activity, accept work or enter into a contract or agreement to perform services for a company that is competitive with the Company or which is in conflict or incompatible with Consultant's obligations under this Agreement or the scope of Services for the Company. Consultant further represents that he is not a party to any existing agreement or obligation inconsistent or in conflict with this Agreement. During the term of this Agreement and for a period of one (1) year thereafter, Consultant agrees not to directly or indirectly solicit or induce any employee or independent contractor or consultant of the Company to terminate or breach an employment, contractual or other relationship with the Company.

6.	Ownership of Work Product.

(a) Disclosure of Work Product. As used in this Agreement, the term "Work Product" means the List, any materials prepared by Consultant on behalf of the Company during the term of this Agreement, any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, techniques, trade secrets, ideas, artwork, software, or any other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, authored, or learned by Consultant in the course of performing services for the Company under this Agreement (the "Company Work Product"). Consultant agrees that any and all Company Work Product shall be the sole and exclusive property of Company. Consultant agrees that he will not incorporate, or permit to be incorporated any other work or property in any Company Inventions, product, process or machines without the Company’s prior written consent.

(b) Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, patents, copyrights, trademarks, trade secrets, contract and licensing rights (the "Proprietary Rights"). Consultant retains no rights to use the Company Work Product, except solely for performing services under this Agreement for the Company.

(c) Assistance. Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company's rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

(d) Enforcement of Proprietary Rights. Consultant will assist Company, at Company's expense, in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof, including any applicable filings with US Patent and

Trademark Office and the respective foreign counterparts to such government office or agencies. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Consultant's obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company's request on such assistance.

(e) Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Consultant's signature on any document needed in connection with the actions specified in the preceding Sections 6(c) and 6(d), Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

7. Consultant Representations and Warranties. Consultant hereby represents and warrants that: (a) neither the Company Work Product, nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (b) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (c) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; and (d) to the best of Consultant’s knowledge, neither the Company Work Product, nor any element thereof will infringe the Proprietary Rights of any third party.

8.              Shareholder Approval. The above consultancy compensation to be paid to Consultant is subject to shareholder approval, and the Company undertakes to solicit such approval as soon as practicable.

9.	Term and Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue until unless terminated pursuant to Section 9(b). Notwithstanding the termination of this Agreement, unless this Agreement is terminated by the Company for Consultant’s breach of this Agreement, if within three (3) months after such termination, a Transaction is consummated with an Acquiror Prospect identified on the List, the Company shall be obligated to pay the Success Fee.

(b) Termination. Either the Company or Consultant may terminate this Agreement at its convenience by providing at least thirty (30) days prior written notice to the other. The Company may also terminate this Agreement immediately in its sole reasonable discretion upon Consultant’s breach of this Agreement.

(c) Return of Company Property. Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all samples, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of Company.

10.	General Provisions.

(a) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in the Company's principal place of business for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.

(b) Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(c) No Assignment. This Agreement may not be assigned by Consultant without Company's consent, and any such attempted assignment shall be void and of no effect.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with the notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

(e) Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

(f)   Survival. The following provisions shall survive termination of this Agreement: Section 5, Section 6, Section 7, Section 8, Section 9 and Section 10.

(g) Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.

(h) Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

IN WITNESS WHEREOF, that parties have caused this Consulting Agreement to be executed as of the date first written above.

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COMPANY:	CONSULTANT:

Commtouch Software Ltd.

By:___________________________________

Print Name:___________________________

Title:_________________________________

Address:______________________________

______________________________________

Commtouch Inc.

By:___________________________________

Print Name:____________________________

Title:_________________________________

Address:______________________________

_____________________________________

___________________________________ Ian Bonner Address:______________________________ ______________________________________